[ICE MILLER DONADIO & RYAN Logo]



October 23, 1997


Board of Directors
CNB Bancshares, Inc.
20 N.W. 3rd Street
Evansville, Indiana 47739

Ladies and Gentlemen:

     We have acted as counsel to CNB Bancshares, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 284,970 shares of the Company's authorized but unissued Common Stock, no par value, (the "Shares") issuable upon exercise of stock options which may be granted under the CNB Bancshares, Inc. Associate Stock Option Plan (the "Plan").

     In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

     1. Resolutions relating to the adoption of the Plan by the Company's Board of Directors on July 15, 1997 (the "Resolutions");

     2.   The Registration Statement;

     3.   The Plan; and

     4. A certified copy of Articles of Amendment of the Company's Articles of Incorporation, signed September 30, 1985.

We have also relied, without investigation as to the accuracy thereof, on oral and written communications from public officials and officers of the Company.


Board of Directors
CNB Bancshares, Inc.
October 23, 1997
Page 2


     For purposes of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the Resolutions will not be amended, altered or superseded prior to the issuance of the Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Shares.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Shares have been delivered against payment therefor as contemplated by the Plan, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

                              Very truly yours,

                              /s/  ICE MILLER DONADIO & RYAN